Exhibit 99.1

United Fire Group, Inc. Announces Its 2014 Third Quarter and Year-to-Date Earnings Call
CEDAR RAPIDS, IOWA-October 1, 2014-United Fire Group, Inc. (NASDAQ OMX/GS: UFCS) (the "Company") announced today that its 2014 third quarter and year-to-date earnings results will be released before the market opens on November 4, 2014. An earnings call will be held at 9:00 a.m. central standard time on that date to allow securities analysts, stockholders and other interested parties the opportunity to hear management discuss the Company's 2014 quarter-end results and its expectations for the balance of 2014.
TELECONFERENCE: Dial-in information for the call is toll-free 1-877-407-8291 (international 201-689-8345). The event will be archived and available for digital replay through November 19, 2014. The replay access information is toll-free 1-877-660-6853 (international 201-612-7415) conference ID no. 13591680.
WEBCAST: A webcast of the teleconference can be accessed at the Company's investor relations page at http://ir.unitedfiregroup.com/events.cfm. The archived audio webcast will be available until November 19, 2014.
TRANSCRIPT: A transcript of the teleconference will be available on the Company's website soon after the completion of the teleconference.
ABOUT UNITED FIRE GROUP, INC.: Founded in 1946 as United Fire & Casualty Company, United Fire Group, Inc., through its insurance company subsidiaries, is engaged in the business of writing property and casualty insurance and life insurance, and selling annuities.
Through our subsidiaries, we are licensed as a property and casualty insurer in 43 states, plus the District of Columbia, and we are represented by approximately 1,200 independent agencies. The United Fire pooled group is rated "A" (Excellent) by A.M. Best Company.
Our subsidiary, United Life Insurance Company, is licensed in 37 states, represented by approximately 1,000 independent life agencies and rated an "A-" (Excellent) by A.M. Best Company.
For more information about United Fire Group, Inc. visit www.unitedfiregroup.com.

CONTACT: Anita Novak, Director of Investor Relations, 319-399-5251 or alnovak@unitedfiregroup.com